Exhibit 5.1

600 Travis, Suite 4200 Houston, Texas 77002 713.220.4200 Phone 713.220.4285 Fax andrewskurth.com
September 7, 2006
Board of Directors
Valero GP Holdings, LLC
One Valero Way
San Antonio, Texas 78249
Gentlemen:
     We have acted as counsel to Valero GP Holdings, LLC, a Delaware limited liability company (the “Company”), in connection with the preparation of the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “SEC”) in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale of up to 2,000,000 units representing limited liability company interests in the Company (the “Units”), for issuance under the Valero GP Holdings, LLC Long-Term Incentive Plan (the “Plan”).
     As the basis for the opinion hereinafter expressed, we have examined: (i) originals, or copies certified or otherwise identified, of (a) the Plan, (b) the Second Amended and Restated Limited Liability Company Agreement of the Company (the “Company Agreement”) and the Certificate of Formation of the Company, (c) certain records of the Company, (d) certificates of public officials and of officers or other representatives of the Company, (e) certain resolutions of the Board of Directors of the Company certified to us to be true and correct by the Company’s Secretary, and (f) such other instruments and documents as we have deemed necessary or advisable for the purposes of this opinion; and (ii) such statutes, including the Delaware Limited Liability Company Act (the “Delaware Act”) and regulations as we have deemed necessary or advisable for the purposes of this opinion. We have not independently verified any factual matter relating to this opinion.
     In making our examination, we have assumed and have not verified that all signatures on documents examined by us are genuine, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as certified, conformed or photostatic copies.
     Based on the foregoing and on such legal considerations as we deem relevant and subject to the qualifications and limitations set forth below, we are of the opinion that the Units have been duly authorized and, when issued in accordance with the Plan, will be validly issued, fully paid and non-assessable.
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September 7, 2006

     We express no opinion other than as to the federal laws of the United States of America and the Delaware Act (which is deemed to include the applicable provisions of the Delaware Constitution and reported judicial opinions interpreting those laws). For purposes of this opinion, we assume that the Units will be issued in compliance with all applicable state securities or Blue Sky laws.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC issued thereunder.
     Our opinion is rendered as of the date hereof, and we assume no obligation to update or supplement our opinion to reflect any change of fact, circumstance or law after such time as the Registration Statement is declared effective.

Very truly yours,
/s/ Andrews Kurth LLP